Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in the Registration Statement on Form S-1 of GJ Culture Group US, Inc. of our report dated April 25, 2019, relating to the audit of the financial statements of GJ Culture Group US, Inc. (the “Company”) as of December 31, 2018 and for the year then ended and our report dated May 3, 2019, relating to the review of the financial statements of GJ Culture Group US, Inc. (the “Company”) as of March 31, 2019 and for the period then ended.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
July 11, 2019	Certified Public Accountants